Exhibit 10.1

March ___, 2022

Dear Frank,

Terms of appointment as Interim Executive Chairman

On behalf of the board of directors (Board) of TraQiQ, Inc. (Company) we are pleased to confirm the terms of your appointment as Interim Executive Chairman of the Company (Appointment).

This letter (Engagement Letter) supersedes and replaces all other negotiations, understandings and agreements between you and the Company in relation to the subject matter of this letter.

Set out below are the terms and conditions of your Appointment.

1.	Appointment and role

1.1	Subject to you providing your consent to act as a director of the Company, your Appointment will commence on March 23rd, 2023 (Commencement Date).

1.2	Your Appointment is governed by the relevant SEC & FINRA rules that govern the OTC Markets (Corporations Act), the Company’s constitution (Constitution), the official listing rules (OTC Markets Listing Rules) of the OTC Securities Exchange (OTC), common law, and the Company’s Board charters and corporate governance policies as are in force from time to time.

1.3	Your role as a director of the Company (Director) will be that of Interim Executive Chairman.

1.4	Continuation of your Appointment is subject to the Corporations Act and your successful re-election under the Constitution and, when applicable, the Nasdaq Listing Rules. The office you hold as a Director becomes vacant in the following circumstances:

(a)	you cease to be a Director under any provision of the Corporations Act;

(b)	you become bankrupt or make any arrangement or composition with your creditors generally;

(c)	you become prohibited from being a Director by reason of any order made under the Corporations Act;

(d)	you become of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

(e)	you resign your office by notice in writing to the Company;

(f)	you are removed from office by resolution of the Company’s shareholders;

(g)	you are not re-elected to office;

(h)	you are directed to resign in accordance with clause 8(c); or

(i)	any other circumstances as specified in the Constitution.

1.5	You agree to submit your resignation as a Director (and any office held in a related body corporate of the Company (as that term is defined in the Corporations Act)) if, for any reason your Appointment ceases in accordance with this clause. After cessation of your Appointment, if you fail to resign from any office held in the Company or any of its related bodies corporate, the Company is irrevocably authorised to appoint another person in your name and on your behalf to execute all documents and do all things requisite to give effect thereto.

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1.6	After cessation of your Appointment, however occurring, you will not represent being in any way connected with or interested in the business of the Company or any of its related bodies corporate.

2.	Duties

2.1	The Company engages you to perform all duties consistent with that of an Interim Executive Chairman of a company listed on the OTC Market or Nasdaq. In performing your duties as an Inerim Executive Chairman you must, among other things:

(a)	adopt a part time leadership role in the conduct of the responsibilities of the Company and lead and manage the Company in the discharge of its duties;

(b)	comply with the Company’s corporate governance policies, including its code of conduct, anti-bribery and corruption policy, and trading policy;

(c)	attend Board meetings and any other committee meeting requiring your attendance;

(d)	attend each annual general meeting of the Company;

(e)	ensure that the Board meets regularly and has adequate information to ensure that the Board is kept properly informed of the financial position and performance of the Company; and

(f)	monitor management, the assessment of the Company’s financial position and performance and the detection and assessment of risks and material adverse developments.

2.2	You must faithfully and diligently perform the duties and exercise the powers consistent with the position of an Interim Executive Chairman:

(a)	with the utmost good faith towards the Company and its associated entities both in carrying out your duties under this Engagement Letter and in all your dealings with the Company and its associated entities;

(b)	to promote the interests of the Company and its associated entities; and

(c)	to always act in the best interests of the Company and its associated entities.

2.3	By accepting these terms of your Appointment, you are deemed to have confirmed to the Company that you are able to allocate sufficient time to meet the expectations of your role.

3.	Fees

3.1	As an Interim Executive Chairman, you will be entitled to fees of $5,000 per month, plus any superannuation to the extent that it is payable under legislation applicable at the time (Fees), which will be payable pro-rata in arrears on a monthly basis and accrue on and from the Commencement Date. Cash payments can be expected June 2023 onwards.

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3.2	An increase in your Fees may be determined by the Board, and subject to obtaining any shareholder approvals required under the Constitution and the OTC Markets or Nasdaq Listing Rules.

3.3	You agree that, notwithstanding any other provision of this Engagement Letter, to the extent that the Corporations Act or the OTC Markets or Nasdaq Listing Rules prohibit or limit any payment required under this Engagement Letter, the Company (or any other group company) shall not be bound to make such payment.

4.	Equity incentives

The Company agrees to offer you a total of 1,800,000 Restricted shares, with a 3-year vesting cycle, pursuant to the Company’s equity incentive plan on the terms and conditions set out in a separate offer document.

5.	Expenses

5.1	The Company will reimburse you for:

(a)	all out-of-pocket expenses necessarily incurred in the performance of your duties as a Director including reasonable expenses relating to entertainment, accommodation, meals, telephone and travelling; and

(b)	all reasonable office and parking expenses incurred in the performance of your duties as a Director.

5.2	It is a condition precedent to your entitlement to reimbursement of expenses under paragraph 5.1 that you provide the Company with reasonable evidence and documentation (such as invoices) of the expenses incurred and that the incurring of the expenses otherwise complies with the applicable policies of the Company in force from time to time.

6.	Indemnity, Insurance and Access

6.1	You will be insured under the Company’s Directors’ and Officers’ liability insurance policy. We confirm that you have entered into a Deed of Indemnity, Insurance and Access on or about the date of this Engagement Letter in relation to, among other things, the terms of such insurance. Any lapse in the Company’s Directors’ and Officers’ liability insurance policy will be grounds for your immediate resignation from your duties.

6.2	You will also be indemnified by the Company, and have access to company documents following any cessation of your appointment, on the terms set out in the Deed of Indemnity, Insurance and Access.

7.	Independent advice

7.1	You are entitled to seek independent professional advice at the expense of the Company as may be reasonably required to assist you to carry out your duties as a Director.

7.2	Before seeking such independent professional advice, you must obtain prior approval of a Director nominated by the Board, which approval will not be unreasonably withheld.

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8.	Disclosure of information

By accepting the terms and conditions of this Engagement Letter, you:

(a)	represent to the Company that you have provided all material information which is relevant to the Board and the Company in making an informed decision on whether or not to elect you as a Director;

(b)	to the extent that it has not already done so, consent to the Company undertaking such background and other checks with respect to your character, experience, education, criminal history and bankruptcy history as are considered appropriate by the Company (Background Checks); and

(c)	unequivocally undertake that in the event that the Company receives results of a Background Check that it considers unsatisfactory, you will resign upon a request to do so from the Board.

9.	Disclosure of interests

9.1	You are required to disclose to the Company any interests, positions, relationships or matters which may affect your independence or which may give rise to a conflict of your personal interests and your duties as a Director. In the first instance, this disclosure will be required at the time of your Appointment and subsequent to that time you are required to notify the Company anytime there is any change in these interests.

10.	Confidential Information

10.1	In this Engagement Letter, Confidential Information means all information, know-how, intellectual property, ideas and technology of the Company or its associated entities including, without limitation, copyrights, technical data, trade secrets, business plans, marketing plans, sales plans, financial information, business records, research and development information, inventions, designs, processes and any data bases, data surveys, customer lists, specifications, drawings, records, reports, software or other documents or information whether in writing or otherwise.

10.2	By signing this Engagement Letter, you acknowledge that all Confidential Information you receive and acquire during the course of your Appointment is the exclusive property of the Company and its associated entities and will be protected by this Engagement Letter throughout the world.

10.3	You undertake during and after your Appointment not to:

(a)	use any Confidential Information, except to the extent necessary for the performance of your duties as a Director; and

(b)	disclose Confidential Information directly or indirectly or give access to the Confidential Information to any person, other than:

(i)	to those persons to whom disclosure is required in order to perform your duties as a Director;

(ii)	to legal and financial advisors;

(iii)	Confidential Information that was public knowledge at the time of your Appointment or became so at a later date (other than as a result of a breach by you); or

(iv)	as required by law or the OTC Markets or Nasdaq Listing Rules.

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10.4	You agree to maintain adequate facilities and procedures to prevent loss or unauthorised disclosure of all Confidential Information.

10.5	You agree to immediately notify the Company of any suspected or actual unauthorised use or disclosure of Confidential Information.

10.6	This paragraph 10 survives termination of this Engagement Letter and your Appointment.

11.	Intellectual property

11.1	By signing this Engagement Letter, you acknowledge and agree that the Company owns each of the following items and any intellectual property in them (whether registrable or not) being anything:

(a)	you make, discover or develop in connection with the Company or its associated entities during your Appointment;

(b)	you make, discover or develop within 12 months after the termination of your Appointment if it is based on something you made, discovered, developed or conceived in connection with your Appointment; and

(c)	you make, discover or develop after you leave the Company using information obtained during your Appointment.

11.2	You must promptly do all things and execute all documents as the Company may from time to time consider necessary and desirable for the purposes of securing to the Company the registration of any intellectual property rights or the ownership of any intellectual property.

11.3	This paragraph 11 survives termination of this Engagement Letter and your Appointment.

12.	Return of property

12.1	On cessation of your Appointment, you must:

(a)	return to the Company all Confidential Information physically capable of delivery and all tangible property of the Company including but not limited to all books, documents, papers, materials, credit cards and keys; and

(b)	destroy all electronically stored information which is property of the Company and which is stored on property not owned by the Company.

12.2	You will be entitled to retain any items of personal property and a full set of Board papers and minutes relating to the period in which you were a Director.

13.	Governing law

This Engagement Letter is governed by, and is to be construed in accordance with, the laws of the State of California and the parties submit themselves to the exclusive jurisdiction of the Courts of that jurisdiction.

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14.	Further assurance

Each party must sign all documents, and do all acts and things, that may reasonably be required in order to implement and give full effect to the provisions and purposes of this letter before and after its execution.

To accept the terms and conditions of this Engagement Letter, please sign and date both copies of this Engagement Letter where indicated below, and return one copy to the Company’s offices, marked to the attention of the Company Secretary.

Yours sincerely,

Ajay Sikka

CEO

For and on behalf of TraQiQ, Inc.

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Acceptance

I, Frank E. Celli , understand and accept the terms of my Appointment as contained in this Engagement Letter.

Signature: __________________________

Date: ______________________________

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